62-64
                                   Exhibit 21


                        SOUTH BRANCH VALLEY BANCORP, INC.

                           SUBSIDIARIES OF REGISTRANT



The  following  lists  the  subsidiary  of  the  registrant,   a  West  Virginia
Corporation.

                    South Branch Valley National Bank, a national banking association organized under the laws of the United States of America








































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